Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	February 4, 2009
Contact:	Ron Martin/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com
www.escbank.com

OAK VALLEY BANCORP TO PAY CASH DIVIDEND

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently declared a cash dividend.  The payout reflects the dividend being paid for the fourth quarter of 2008.  This is the 13th consecutive year in which Oak Valley has paid a dividend to investors and the payout continues the quarterly payment schedule which was adopted in 2008.

The Board of Directors of Oak Valley Bancorp, at their meeting on February 3, 2009, declared the payment of a cash dividend of two and one-half cents per share to shareholders of record at the close of business on February 18, 2009, with a corresponding payable date of March 4, 2009.

Oak Valley Bancorp operates Oak Valley & Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. The Company currently operates through 12 conveniently located branches: Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, two branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information call 1-866-844-7500 or visit us online at www.ovcb.com.